Insider Trading Policy
Exhibit 19.1
Policy Overview:  This Insider Trading Policy (the “Policy”) applies to all Sleep Number team members, members of the Company’s Board of Directors (“Directors”), and their respective Family Members and
Controlled Entities, as each is defined below. If you are an “Insider,” as defined below, this Policy restricts your ability to buy, sell, gift, and trade Sleep Number stock, it similarly restricts  your qualifying Family
Members and Controlled Entities from engaging in such activities, and it places additional obligations on you, as detailed below. Please review the Policy carefully and direct any questions to the Chief Legal and Risk
Officer.
Purpose
The purpose of this Policy is to:
•Protect confidential and proprietary information of Sleep Number Corporation and its subsidiaries
(collectively, the “Company” or “Sleep Number”) from unauthorized disclosure;
•Prevent potentially unlawful trading in securities of the Company by team members, Directors, and other covered persons while they are in possession of material non-public information relating to the Company; and
•Provide guidelines with respect to lawful trading in the Company’s Securities (as defined below) by team members, Directors, and other covered persons.
This Policy also includes the Company’s policies prohibiting (i) hedging transactions involving the Company’s
Securities, and (ii) pledging of the Company’s Securities.
Scope
Persons Subject to this Policy. This Policy applies to all Company team members, Directors, and their respective Family Members and Controlled Entities (as each is defined below). The Company may also determine that other persons should be subject to this Policy, such as business partners, contractors, or consultants who have access to material non-public information.
Applicability to Family Members and Others.  This Policy applies to (i) your family members who reside with you (including a spouse, a partner, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws), (ii) anyone else who lives in your household, and (iii) anyone else who does not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents, children, or significant others who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this
Policy and applicable securities laws as if the transactions were for your own account. This Policy does not apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by, or related to you or your Family Members.
Applicability to Entities that You Influence or Control.  This Policy applies to any entities that you influence or control, including any corporations, partnerships, trusts, or non-profit/charitable organizations
(collectively referred to as “Controlled Entities”). Any transactions by these Controlled Entities are subject to this Policy and should be treated as if they were for your own account for purposes of this Policy and applicable securities laws.
Policy
It is the policy of the Company that no Director or team members of the Company (which includes Directors and team members of subsidiaries) may:
•Engage in any transactions involving the Company’s Securities at any time while in possession of material non-public information about the Company, except as expressly permitted below under
“Specific Prohibitions, Requirements and Exceptions”;
•Engage in any transactions involving securities of any third-party company with which the Company does business, including a customer or supplier of the Company, or that is involved in a potential transaction or business relationship with the Company while in possession of material non-public information about such third-party company obtained through the Company (such as information regarding purchases or sales of businesses or information obtained during the negotiation or implementation of contracts or other transactions with any such third-party company);
•Disclose any such material non-public information to persons within the Company whose jobs do not require them to have that information, or to any person outside of the Company (including
Family Members, Controlled Entities, friends, business associates, and investors) unless such disclosure is in compliance with the Company’s policies regarding authorized disclosure of Company information or is authorized in writing by the Company's Chief Legal and Risk Officer or his or her
designee; provided, however, this policy in no way prohibits good faith reports of potential illegal conduct to the Securities and Exchange Commission or other regulatory body;
•Recommend to any person any transaction involving the Company's Securities or otherwise express an opinion with respect to trading in the Company’s Securities at any time while in possession of material non-public information about the Company or communicate or pass ("tip”) that material non-public information about the Company to anyone outside the Company who may trade on the basis of that information; or
•Assist any person engaging in any of the foregoing prohibited activities.
Definitions
Company Securities: The term “Company Securities” includes the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, such as preferred stock, convertible debentures, or warrants, and also includes derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps related to any of the Company’s Securities.
Insiders: The term “Insiders” includes Directors, officers of the Company (as defined in Rule 16a-1(f) of the
Securities Exchange Act of 1934, as amended (the “Exchange Act”)), director-level and above team members and other team members designated by the Company from time to time.
Material Information: Information should be considered material if a reasonable person would consider it important in making a decision to buy, sell, or hold a company’s securities, or if it would reasonably be expected to affect the market price of such securities. There is no bright-line standard for assessing materiality.
Materiality must be based on assessment of all relevant facts and circumstances at the time and is evaluated by enforcement authorities with the benefit of perfect hindsight so questions concerning the materiality of particular information will be resolved in favor of materiality. While it is not possible to define all categories of potentially material information, some examples of information that may be considered material include:
•Current sales or earnings trends, or projections of future sales or earnings results, that differ from previously announced guidance or market expectations;
•A pending or proposed joint venture, merger, or acquisition;
•Significant new product introductions;
•Major marketing changes;
•The gain or loss of a significant partner or supplier;
•Bank borrowings or other financing transactions out of the ordinary course;
•The establishment of a new share repurchase program or significant changes to an existing share repurchase program;
•A significant change in senior management;
•Significant cybersecurity events; or
•Pending or threatened significant litigation, or the resolution of such litigation.
Non-public Information: Material Information that has not been disclosed to the public should be considered non-public until after the first (1st) full trading day following its release to the public (by means of a press release or a filing with the Securities and Exchange Commission).
Specific Prohibitions, Requirements and Exceptions
Prohibition of Trading other than During Authorized Open Window Periods or Pursuant to
Approved Trading Plans: In addition to the general prohibition against trading in Company Securities or the securities of any third-party company while in possession of material non-public information, Insiders and their
Family Members and Controlled Entities may only engage in transactions involving Company Securities within the following requirements:
Quarterly Open Window Periods.  Following the end of each of the Company's fiscal quarters and after proper notice and approval from the Company’s Chief Legal and Risk Officer as outlined below, Insiders may buy or sell Company Securities during the period commencing after one (1) full trading day following the public release of earnings information for the most recently ended quarter and continuing through the third (3rd)
trading day of the ninth (9th) week of the current fiscal quarter, provided, however, that notwithstanding the foregoing, any quarterly open window period may be closed at any time without notice for all Insiders or for any specific person or entity if it is determined that such Insider or Insiders may have come into possession of material non-public information. Note that regardless of the open window, an Insider may not buy or sell
Company Securities at any time that such person or entity is in possession of material non-public information.
Further, any trades approved under this policy shall be commenced (i) during the open window (and not before)
and (ii) within five business days of approval or before the window is closed, whichever is earlier.
•Approved Rule 10b5-1 Trading Plan.  Insiders may buy or sell Company Securities pursuant to a written trading plan that is: (i) established when the Insider is not in possession of material non-public information and during an open window period; (ii) executed in full compliance with Rule 10b5-1 under the
Exchange Act, and other applicable federal and state securities laws; and (iii) approved in advance in writing by the Company’s Chief Legal and Risk Officer. All Rule 10b5-1 trading plans established by Insiders will be subject to a waiting period between entry into such trading plan and the first trade under such plan.
For directors and officers of the Company, this waiting period will end on the later of (i) 90 days following entry into such trading plan and (ii) two (2) full trading days following the public release of earnings information in a Form 10-K or Form 10-Q for the quarter in which the plan is entered into (but no more than
120 days following entry into such trading plan). For other Insiders, this waiting period is 30 days. Entry into an amendment to the material terms of an established Rule 10b5-1 trading plan (including any amendment to the amount, price or timing of transactions under such plan) shall be treated like entry into a new Rule 10b5-1 trading plan and subject to the requirements set forth above. Rule 10b5-1 includes limitations on Insiders entering into multiple plans with overlapping transaction periods and single-trade plans. Entry into multiple plans with overlapping transaction periods and single trade plans shall not be approved except in the limited circumstances in which such plans are permitted under Rule 10b5-1. Prior to amending, suspending or terminating any existing Rule 10b5-1 trading plan, Insiders must provide advance written notice to, and secure written approval from, the Company’s Chief Legal and Risk Officer. Please note that your broker may have more restrictive rules, so be sure to initiate any actions with respect to any Rule
10b5-1 trading plans early. The requirement for pre-clearance and the quarterly trading restrictions described above do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans.
Inapplicability of Policy.  This Policy does not apply to the following, except as specifically noted:
•Stock Option Exercises. Exercise of a stock option acquired pursuant to the Company’s compensatory plans, or to the exercise of a withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy all or part of the exercise price or tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale by Insiders for the purpose of generating the cash needed to pay the exercise price of an option or the tax withholding obligation.
•Restricted Stock Awards.  The vesting of restricted stock, or the exercise of a withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock by Insiders.
•401(k) Plan.  Purchases of Company Securities in the Company's 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (i) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (ii)
an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (iii) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (iv) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund. In all cases, any elections you may make are subject to the terms or limits imposed by the Company’s 401(k) plan documents.
•Sales Directed by the Company.  Any market sale for the purpose of generating the cash needed to pay the tax withholding obligation on an equity award if the sale decision is made by the Company pursuant to authority granted to the Company under an equity incentive plan or award agreement under such a plan.
Requirement to Notify Chief Legal and Risk Officer and Receive Approval Prior to Engaging in any
Transactions Involving the Company’s Securities.  Each Insider and their Family Members and Controlled
Entities is required to notify the Company’s Chief Legal and Risk Officer, and obtain the written approval of the
Company, prior to engaging in any purchase, sale, gift, or trade of Company Securities, or any other transaction that would result in any change in the beneficial ownership of Company Securities. Prior to the Company’s public release of earnings information for the most recently ended quarter, the Company sends a notice to
Insiders informing them of the open window dates and reminding them of the requirement to notify and receive approval from the Chief Legal and Risk Officer prior to any trades. For more details, see above section:
“Quarterly Open Window Periods.”
Prohibition of Hedging Transactions, Short Sales and Trading in Publicly Traded Options and Other
Derivatives.  Insiders are prohibited from engaging in any form of hedging or similar monetization transactions involving Company Securities. Hedging or similar monetization transactions include, but may not be limited to, the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. In addition, Insiders are prohibited from engaging in short sales of Company Securities and from trading in any form of publicly traded options, puts, calls or other derivatives of Company Securities. Any questions as to whether any proposed transaction may be prohibited by these policies should be directed to the Company’s
Chief Legal and Risk Officer.
Prohibition of Pledging of Company Securities.  Insiders are prohibited from engaging in any form of pledging of Company Securities. Specifically, Insiders are prohibited from: (i) purchasing Company Securities on margin; (ii) holding Company Securities in any account which has a margin debt balance; (iii) borrowing against any account in which Company Securities are held; or (iv) pledging Company Securities as collateral for a loan.
Any questions as to whether any proposed transaction or arrangement may be prohibited by these policies should be directed to the Company’s Chief Legal and Risk Officer.
Gifts of Shares.  Insiders must seek the approval of the Company’s Chief Legal and Risk Officer prior to making any gift of shares.
Post-Termination Transactions
Following the termination of service to the Company as a Director or as a Company team member, you may not purchase or sell Company Securities if you are aware of material non-public information until that information has become public or is no longer material. If you have any doubts or concerns about your ability to trade in
Company Securities after your role with the Company ceases, please contact the Company’s Chief Legal and
Risk Officer.
Compliance
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions involving Company Securities while in possession of material non-public information. Each individual is responsible for ensuring personal compliance with this Policy, including ensuring their Family Members, other persons in their household, and any Controlled Entities are in compliance. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual. No action by the Company, the Chief Legal and Risk Officer, or any other officer, Director or team member pursuant to this Policy (or otherwise) constitutes legal advice nor does any such action insulate an individual from disciplinary action by the Company or liability under applicable securities laws. You could be subject to disciplinary action by the Company and severe legal penalties for engaging in any conduct prohibited by this Policy or prohibited by applicable securities laws. The Company may amend this Policy from time to time.
Questions
Any questions regarding this Policy or requests for assistance in complying with it should be directed to the
Company’s Chief Legal and Risk Officer prior to any transaction involving the Company’s Securities.